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                                                                    Exhibit 15.1

August 4, 2004

American HomePatient, Inc.
Brentwood, TN

Re: Registration Statement No. 333-56313 and No. 333-56317


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 4, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Nashville, Tennessee